Exhibit 5.1

LEHMAN & EILEN LLP
Mission Bay Office Plaza
20283 State Road 7, Suite 300
Boca Raton, FL 33498
(561) 237-0804

December 14, 2006

The Board of Directors
Pipex Pharmaceuticals, Inc.
3985 Research Park Drive
Ann Arbor, MI 48108

Re: Registration Statement on Form SB-2

Gentlemen:

At your request, we have examined the Registration Statement on Form SB-2 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by Pipex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), that is intended to register under the Securities Act of 1933, as amended (the “Securities Act”), 20,746,931 shares of the Company’s common stock which are issued and outstanding (the “Outstanding Shares”) and 10,203,465 shares (the “Warrant Shares”) which are issuable upon the exercise of certain warrants described in the Registration Statement (the “Warrants”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that under Delaware law the Outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable, and that upon the proper exercise of the Warrants, as described in the Registration Statement, the Warrant Shares will be duly authorized and will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

Very truly yours,

/s/ Lehman & Eilen LLP
Lehman & Eilen LLP